Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-219173, No. 333-91178, and No. 333-168334 on Form S-8 of Park National Corporation of our report dated June 28, 2023, appearing in this Annual Report on Form 11-K of Park National Corporation Employees Stock Ownership Plan for the year ended December 31, 2022.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois
June 28, 2023